Exhibit 99.1

Media Relations

News release

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Jon Kasle	Greg Smith
781-522-5110	781-522-5141

Raytheon Reports Strong Second Quarter 2007 Results and Increases Full-year Guidance

Highlights

•	Earnings per share (EPS) from continuing operations of $0.79, up 30 percent

•	Sales of $5.4 billion, up 9 percent

•	Increases full-year guidance for EPS, bookings and ROIC

•	Sale of Raytheon Aircraft Company completed, resulting in after-tax net proceeds of $2.4 billion

•	Repurchased 9.6 million shares for $526 million

WALTHAM, Mass., (July 26, 2007) – Raytheon Company (NYSE: RTN) reported second quarter 2007 income from continuing operations of $356 million or $0.79 per diluted share compared to $276 million or $0.61 per diluted share in the second quarter 2006. Second quarter 2007 income from continuing operations was higher primarily due to operational improvements, combined with lower net interest and pension expense. As previously announced, second quarter 2007 income from continuing operations included a $39 million charge ($59 million pretax) or $0.09 per diluted share for the early redemption of $1.0 billion of debt.

“We are very pleased with the Company’s solid operating performance in the first half of 2007, along with the significant wins during the quarter on Navy Multiband Terminal and Warfighter FOCUS programs, which represent a potential of $12 billion over the life of these programs,” said William H. Swanson, Raytheon’s Chairman and CEO. “Our strong operational improvements allow us to increase our 2007 guidance for full-year EPS and bookings.”

Second quarter 2007 net income was $1,335 million or $2.97 per diluted share compared to $310 million or $0.69 per diluted share in the second quarter 2006. Net income for the second quarter 2007 included $979 million in discontinued operations or $2.18 per diluted share of which $986 million was attributable to the gain on the sale of Raytheon Aircraft Company (RAC), which was completed in the second quarter. The sale resulted in after-tax net proceeds of approximately $2.4 billion.

Net sales for the second quarter 2007 were $5.4 billion, up 9 percent from $5.0 billion in the second quarter 2006 led by Integrated Defense Systems (IDS), Missile Systems (MS) and Network Centric Systems (NCS).

Operating cash flow from continuing operations for the second quarter 2007 was an outflow of $46 million versus a positive $474 million for the second quarter 2006. The second quarter 2007 included $589 million in cash tax payments versus $101 million in cash tax payments paid in the second quarter 2006. Of the cash taxes paid in the second quarter 2007, $316 million was attributable to the gain on the sale of RAC.

Year-to-date operating cash flow from continuing operations was an outflow of $425 million versus a positive $426 million for the comparable period in 2006. The year-to-date decrease in operating cash flow was primarily due to $643 million in cash tax payments ($316 million attributable to the gain on the sale of RAC) in the first half 2007 versus $101 million of cash tax payments made in the first half 2006 combined with the $400 million discretionary cash contribution made to the Company’s pension plans in the first quarter 2007 versus the $200 million discretionary cash contribution made in the first quarter 2006.

During the second quarter 2007, the Company repurchased 9.6 million shares for $526 million as part of the Company’s previously announced share repurchase program. The Company has repurchased 14.7 million shares of common stock year-to-date for $801 million.

Summary Financial Results	2nd Quarter		% Change	Six Months		% Change
($ in millions, except per share data)	2007	2006		2007	2006
Net Sales	$5,419	$4,973	9%	$10,347	$9,633	7%
Total Operating Expenses	4,831	4,512		9,249	8,739

Operating Income	588	461	28%	1,098	894	23%
Non-operating Expenses	53	42		88	64

Income from Cont. Ops. before Taxes	$535	$419	28%	$1,010	$830	22%

Income from Continuing Operations	$356	$276	29%	$670	$548	22%
Income from Discontinued Operations*	979	34	NM	1,011	49	NM

Net Income	$1,335	$310	331%	$1,681	$597	182%

Diluted EPS from Continuing Operations	$0.79	$0.61	30%	$1.49	$1.22	22%

Diluted EPS	$2.97	$0.69	330%	$3.73	$1.33	180%

Operating Cash Flow from Cont. Ops.**	$(46)	$474		$(425)	$426

*	Includes after-tax net gain of $986 million on sale of Raytheon Aircraft Company in Q2’07

**	Includes $316 million cash tax payment related to the completion of the Raytheon Aircraft Company sale in Q2’07

Bookings and Backlog

Bookings	2nd Quarter		Six Months
(in millions)	2007	2006	2007	2006
Total Bookings	$4,973	$4,837	$10,255	$9,804

Backlog
(in millions)	06/24/07	12/31/06
Backlog	$33,318	$33,838
Funded Backlog	$18,067	$18,186

The Company reported total bookings for the second quarter 2007 of $5.0 billion compared to $4.8 billion in the second quarter 2006. The Company ended the second quarter 2007 with backlog of $33.3 billion compared to $31.5 billion at the end of the second quarter 2006 and $33.8 billion at the end of 2006.

Outlook

2007 Financial Outlook	Current	Prior *
Bookings ($B)	22.0 - 23.0	21.0 - 22.0
Net Sales ($B)	21.4 - 21.9	21.4 - 21.9
FAS/CAS Pension Expense ($M)	270	270
Interest Expense, net ($M)	45 - 60	65 - 80
Diluted Shares (M)	446 - 448	446 - 448
EPS from Cont. Ops. ($)	$3.05 - $3.20	$2.85 - $3.00
Operating Cash Flow from Cont. Ops. ($B)	0.9 - 1.1**	1.5 - 1.7

** Includes cash tax payments of approximately $630 million, resulting from the sale of Raytheon Aircraft

ROIC (%)	8.6 - 9.1	8.2 - 8.7
* As of April 25, 2007

The Company has increased full-year 2007 guidance for earnings per share from continuing operations, bookings and Return on Invested Capital (ROIC), and updated net interest expense guidance. Full-year 2007 guidance for operating cash flow from continuing operations has been revised to reflect approximately $630 million in cash tax payments related to the sale of RAC, of which $316 million was paid in the second quarter 2007, with the remaining $314 million expected to be paid in the second half of 2007. Charts containing additional information on the Company’s 2007 performance and guidance are available on the Company’s website at www.raytheon.com. See attachment F for the Company’s calculation and use of ROIC, a non-GAAP financial measure.

Segment Results

Integrated Defense Systems

($ in millions)	2nd Quarter		% Change	Six Months		% Change
	2007	2006		2007	2006
Net Sales	$1,166	$1,038	12%	$2,258	$2,001	13%
Operating Income	$212	$177	20%	$411	$335	23%
Operating Margin	18.2%	17.1%		18.2%	16.7%

Integrated Defense Systems (IDS) had second quarter 2007 net sales of $1,166 million, up 12 percent compared to $1,038 million in the second quarter 2006, primarily due to growth on Missile Defense Agency, U.S. Navy and U.S. Army programs, as well as on international programs. IDS recorded $212 million of operating income compared to $177 million in the second quarter 2006. The increase in operating income was primarily due to higher volume and improved performance on several domestic programs.

During the quarter, IDS booked $298 million to provide system and software engineering for the Ballistic Missile Defense System (BMDS) program, $146 million related to the renewal of an international Patriot technical support contract, and $113 million for the continued design, production, integration, and testing of Cobra Judy Replacement Mission Equipment (CJRME).

Intelligence and Information Systems

($ in millions)	2nd Quarter		% Change	Six Months		% Change
	2007	2006		2007	2006
Net Sales	$666	$633	5%	$1,254	$1,244	1%
Operating Income	$63	$58	9%	$118	$113	4%
Operating Margin	9.5%	9.2%		9.4%	9.1%

Intelligence and Information Systems (IIS) had second quarter 2007 net sales of $666 million, up 5 percent compared to $633 million in the second quarter 2006, primarily due to increased volume on several U.S. Air Force programs and on certain classified programs. IIS recorded $63 million of operating income compared to $58 million in the second quarter 2006.

During the quarter, IIS booked $332 million on a number of classified contracts, including $157 million on a major classified contract.

Missile Systems

($ in millions)	2nd Quarter		% Change	Six Months		% Change
	2007	2006		2007	2006
Net Sales	$1,244	$1,117	11%	$2,384	$2,106	13%
Operating Income	$134	$122	10%	$254	$232	9%
Operating Margin	10.8%	10.9%		10.7%	11.0%

Missile Systems (MS) had second quarter 2007 net sales of $1,244 million, up 11 percent compared to $1,117 million in the second quarter 2006, primarily due to higher volume on Standard Missile, AIM-9X and Phalanx. MS recorded $134 million of operating income compared to $122 million in the second quarter 2006.

During the quarter, MS booked $175 million for the production of Advanced Medium-Range Air-to-Air Missile (AMRAAM) for the U.S. Air Force. MS also booked $105 million for additional development on the Rolling Airframe Missile (RAM) program for the U.S. Navy and $91 million for the production of Standard Missile-3 (SM-3).

Network Centric Systems

($ in millions)	2nd Quarter		% Change	Six Months		% Change
	2007	2006		2007	2006
Net Sales	$1,052	$880	20%	$1,981	$1,671	19%
Operating Income	$139	$91	53%	$256	$175	46%
Operating Margin	13.2%	10.3%		12.9%	10.5%

Network Centric Systems (NCS) had second quarter 2007 net sales of $1,052 million, up 20 percent compared to $880 million in the second quarter 2006, primarily due to growth on U.S. Army programs. NCS recorded $139 million of operating income compared to $91 million in the second quarter 2006. The increase in operating income was primarily due to higher volume and improved program performance.

During the quarter, NCS booked $159 million for development work on the U.S. Navy Multiband Terminal (NMT) contract, which has a combined potential value over its lifetime in excess of $1 billion for development and production.

Space and Airborne Systems

($ in millions)	2nd Quarter		% Change	Six Months		% Change
	2007	2006		2007	2006
Net Sales	$1,065	$1,057	1%	$2,029	$2,075	-2%
Operating Income	$133	$152	-13%	$262	$297	-12%
Operating Margin	12.5%	14.4%		12.9%	14.3%

Space and Airborne Systems (SAS) had second quarter 2007 net sales of $1,065 million compared to $1,057 million in the second quarter 2006. SAS recorded $133 million of operating income compared to $152 million in the second quarter 2006. Operating income was lower primarily due to profit adjustments taken on certain programs.

During the quarter, SAS booked over $200 million on a number of classified contracts.

Technical Services

($ in millions)	2nd Quarter		% Change	Six Months		% Change
	2007	2006		2007	2006
Net Sales	$473	$466	2%	$899	$916	-2%
Operating Income	$29	$30	-3%	$50	$61	-18%
Operating Margin	6.1%	6.4%		5.6%	6.7%

Technical Services (TS) had second quarter 2007 net sales of $473 million compared to $466 million in the second quarter 2006. TS recorded operating income of $29 million in the second quarter 2007 compared to $30 million in the second quarter 2006.

During the quarter, TS was awarded the U.S. Army’s Warfighter Field Operations Customer Support (FOCUS) contract to improve the readiness and effectiveness of U.S. Army soldiers. This Indefinite Delivery/Indefinite Quantity (IDIQ) contract has a potential total value in excess of $11 billion over a 10-year period.

Other

Net sales in the second quarter 2007 were $217 million compared to $202 million in the second quarter 2006, with operating income of $1 million in the second quarter 2007 compared to an operating loss of $10 million in the second quarter 2006.

Raytheon Company (NYSE: RTN), with 2006 sales of $20.3 billion, is a technology leader specializing in defense, homeland security and other government markets throughout the world. With a history of innovation spanning 85 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as a broad range of mission support services. With headquarters in Waltham, Mass., Raytheon employs 73,000 people worldwide.

Disclosure Regarding Forward-looking Statements

This release and the attachments contain forward-looking statements, including information regarding the Company’s 2007 financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the Company’s current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The Company’s actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: risks associated with the Company’s U.S. government sales, including changes or shifts in defense spending, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the ability to procure new contracts; the risks of conducting business in foreign countries; the ability to comply with extensive governmental regulation, including import and export policies and procurement and other regulations; the impact of competition; the ability to develop products and technologies; the risk of cost overruns, particularly for the Company’s fixed-price contracts; dependence on component availability, subcontractor performance and key suppliers; risks of a negative government audit; the use of accounting estimates in the Company’s financial statements; the potential impairment of the Company’s goodwill; risks associated with Flight Options’ ability to compete and meet its financial objectives; risks associated with the commuter and fractional ownership aircraft markets; the outcome of contingencies and litigation matters, including government investigations; the ability to recruit and retain qualified personnel; risks associated with acquisitions, joint ventures and other business arrangements; the impact of changes in the Company’s credit ratings; and other factors as may be detailed from time to time in the Company’s public announcements and Securities and Exchange Commission filings. In addition, these statements do not give effect to the potential impact of any acquisitions, divestitures or business combinations that may be announced or closed after the date hereof. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release.

Conference Call on the Second Quarter 2007 Financial Results

Raytheon’s financial results conference call will be held on Thursday, July 26, 2007 at 9 a.m. EDT. Participants will include William H. Swanson, Chairman and CEO, David C. Wajsgras, senior vice president and CFO, and other Company executives.

The dial-in number for the conference call will be (866) 800 - 8651. The conference call will also be audiocast on the Internet at www.raytheon.com. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.

Interested parties are encouraged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

# # #

Attachment A

Raytheon Company

Preliminary Statement of Operations Information

Second Quarter 2007

(In millions except per share amounts)	Three Months Ended		Six Months Ended
	24-Jun-07	25-Jun-06	24-Jun-07	25-Jun-06
Net sales	$5,419	$4,973	$10,347	$9,633

Cost of sales	4,326	4,032	8,307	7,839
Administrative and selling expenses	367	345	707	664
Research and development expenses	138	135	235	236

Total operating expenses	4,831	4,512	9,249	8,739

Operating income	588	461	1,098	894

Interest expense	54	68	114	137
Interest income	(57)	(13)	(85)	(34)
Other expense (income), net	56	(13)	59	(39)

Non-operating expense, net	53	42	88	64

Income from continuing operations before taxes	535	419	1,010	830
Federal and foreign income taxes	179	143	340	282

Income from continuing operations	356	276	670	548
Net (loss) income from discontinued operations	(7)	34	25	49
Net gain on disposal	986	—	986	—

Income from discontinued operations	979	34	1,011	49

Net income	$1,335	$310	$1,681	$597

Earnings per share from continuing operations
Basic	$0.82	$0.62	$1.53	$1.24
Diluted	$0.79	$0.61	$1.49	$1.22
Earnings per share from discontinued operations
Basic	$2.24	$0.08	$2.30	$0.11
Diluted	$2.18	$0.08	$2.24	$0.11
Earnings per share
Basic	$3.06	$0.70	$3.83	$1.35
Diluted	$2.97	$0.69	$3.73	$1.33
Average shares outstanding
Basic	436.7	442.7	438.9	442.5
Diluted	448.8	450.9	451.0	450.3

Attachment B

Raytheon Company

Preliminary Segment Information

Second Quarter 2007

(In millions)

	Net Sales Three Months Ended		Operating Income Three Months Ended		Operating Income As a Percent of Sales Three Months Ended
	24-Jun-07	25-Jun-06	24-Jun-07	25-Jun-06	24-Jun-07	25-Jun-06
Integrated Defense Systems	$1,166	$1,038	$212	$177	18.2%	17.1%
Intelligence and Information Systems	666	633	63	58	9.5%	9.2%
Missile Systems	1,244	1,117	134	122	10.8%	10.9%
Network Centric Systems	1,052	880	139	91	13.2%	10.3%
Space and Airborne Systems	1,065	1,057	133	152	12.5%	14.4%
Technical Services	473	466	29	30	6.1%	6.4%
Other	217	202	1	(10)	0.5%	-5.0%
FAS/CAS Pension Adjustment	—	—	(63)	(96)
Corporate and Eliminations	(464)	(420)	(60)	(63)

Total	$5,419	$4,973	$588	$461	10.9%	9.3%

	Net Sales Six Months Ended		Operating Income Six Months Ended		Operating Income As a Percent of Sales Six Months Ended
	24-Jun-07	25-Jun-06	24-Jun-07	25-Jun-06	24-Jun-07	25-Jun-06
Integrated Defense Systems	$2,258	$2,001	$411	$335	18.2%	16.7%
Intelligence and Information Systems	1,254	1,244	118	113	9.4%	9.1%
Missile Systems	2,384	2,106	254	232	10.7%	11.0%
Network Centric Systems	1,981	1,671	256	175	12.9%	10.5%
Space and Airborne Systems	2,029	2,075	262	297	12.9%	14.3%
Technical Services	899	916	50	61	5.6%	6.7%
Other	398	392	(7)	(23)	-1.8%	-5.9%
FAS/CAS Pension Adjustment	—	—	(125)	(181)
Corporate and Eliminations	(856)	(772)	(121)	(115)

Total	$10,347	$9,633	$1,098	$894	10.6%	9.3%

Attachment C

Raytheon Company

Other Preliminary Information

Second Quarter 2007

	Backlog (In millions)		Funded Backlog (In millions)
	24-Jun-07	31-Dec-06	24-Jun-07	31-Dec-06
Integrated Defense Systems	$7,958	$7,934	$3,879	$4,088
Intelligence and Information Systems	3,615	3,935	877	893
Missile Systems	9,356	9,504	5,071	5,135
Network Centric Systems	5,328	5,059	4,031	4,037
Space and Airborne Systems	5,115	5,591	2,968	2,770
Technical Services	1,701	1,572	996	1,020
Other	245	243	245	243

Total	$33,318	$33,838	$18,067	$18,186

	Bookings (In millions) Three Months Ended
	24-Jun-07	25-Jun-06
Total Bookings	$4,973	$4,837

Attachment D

Raytheon Company

Preliminary Balance Sheet Information

Second Quarter 2007

(In millions)

Balance sheets

	24-Jun-07	31-Dec-06
Assets
Cash and cash equivalents	$3,045	$2,460
Accounts receivable, less allowance for doubtful accounts	152	178
Contracts in process	3,945	3,600
Inventories	537	487
Deferred taxes	227	257
Prepaid expenses and other current assets	244	239
Assets held for sale	—	2,296

Total current assets	8,150	9,517
Property, plant and equipment, net	2,086	2,131
Deferred taxes	240	189
Goodwill	11,541	11,539
Other assets, net	2,273	2,115

Total assets	$24,290	$25,491

Liabilities and Stockholders’ Equity
Notes payable and current portion of long-term debt	$686	$687
Advance payments and billings in excess of costs incurred	1,895	1,962
Accounts payable	893	920
Accrued salaries and wages	754	944
Other accrued expenses	1,379	1,193
Liabilities held for sale	—	1,009

Total current liabilities	5,607	6,715
Accrued retiree benefits and other long-term liabilities	4,075	4,232
Long-term debt	2,233	3,278
Minority interest	195	165
Stockholders’ equity	12,180	11,101

Total liabilities and stockholders’ equity	$24,290	$25,491

Attachment E

Raytheon Company

Preliminary Cash Flow Information

Second Quarter 2007

(In millions)

Cash flow information

	Three Months Ended		Six Months Ended
	24-Jun-07	25-Jun-06	24-Jun-07	25-Jun-06
Income from continuing operations	$356	$276	$670	$548
Depreciation	74	74	143	143
Amortization	23	22	43	41
Working capital	(48)	(47)	(718)	(564)
Discontinued operations	(4)	(14)	(41)	14
Net activity in financing receivables	35	29	56	74
Other	(486)	120	(619)	184

Net operating cash flow	(50)	460	(466)	440

Capital spending	(57)	(53)	(96)	(88)
Internal use software spending	(19)	(21)	(34)	(25)
Acquisitions	—	—	—	(47)
Investment activity and divestitures	3,117	28	3,117	50
Dividends	(113)	(107)	(220)	(205)
Repurchase of common stock	(526)	—	(801)	(102)
Debt repayments	(1,041)	(339)	(1,038)	(371)
Discontinued operations	—	(10)	(27)	(18)
Other	74	23	150	89

Total cash flow	$1,385	$(19)	$585	$(277)

Attachment F

Raytheon Company

Non-GAAP Financial Measures

Second Quarter 2007

We define ROIC as income from continuing operations plus after-tax net interest expense plus one-third of operating lease expense after-tax (estimate of interest portion of operating lease expense) divided by average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding financial guarantees less net investment in Discontinued Operations, and adding back the cumulative minimum pension liability/impact of FAS 158. ROIC is not a measure of financial performance under generally accepted accounting principles (GAAP) and may not be defined and calculated by other companies in the same manner. ROIC should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. We use ROIC as a measure of efficiency and effectiveness of our use of capital and as an element of management compensation.

Return on Invested Capital

(In millions)	2007 Current Guidance		2007 Prior Guidance
	Low end of range	High end of range	Low end of range	High end of range
Income from continuing operations Net interest expense, after-tax* Lease expense, after-tax*	Combined	Combined	Combined	Combined

Return	$1,470	$1,535	$1,400	$1,465

Net debt ** Equity less investment in discontinued operations Lease expense x 8 plus financial guarantees Minimum pension liability (cumulative)	Combined	Combined	Combined	Combined

Invested capital from continuing operations***	$17,050	$16,850	$17,050	$16,850

ROIC	8.6%	9.1%	8.2%	8.7%

*	Effective tax rate: 33.9% (2007 guidance)
**	Net debt is defined as total debt less cash and cash equivalents and is calculated using a 2 point average
***	Calculated using a 2 point average